SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 3 )

VANCEINFO TECHNOLOGIES, INC.

(Name of Issuer)

ORDINARY SHARES

(Title of Class of Securities)

921564100

(CUSIP Number)

12/31/10

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 18 Pages

CUSIP NO. 921564100 13 G Page 2 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 440,662
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 440,662
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 440,662
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 3 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P. (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,851
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,851
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,851
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 4 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,567
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,567
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,567
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 5 of 18 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
467,080 shares of which 440,662 shares are directly held by SCGF III, 4,851 shares are directly held by SCGP III and 21,567 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
467,080 shares of which 440,662 shares are directly held by SCGF III, 4,851 shares are directly held by SCGP III and 21,567 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 467,080
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 6 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA I, L.P. (“SCC I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3514012
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 472,972
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 472,972
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 472,972
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 7 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. (“SCC PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4387549
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 54,346
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 54,346
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,346
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 8 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P. (“SCC PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4887879
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,197
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,197
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,197
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 9 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P. (“SCC MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3348112
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,515
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 921564100 13 G Page 10 of 18 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,515
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 11 of 18 Pages

1	NAME OF REPORTING PERSON MAX WEALTH ENTERPRISES LIMITED (“MAX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 600,515
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 921564100 13 G Page 12 of 18 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN (“NS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 212,860
6

SHARED VOTING POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  NS is a Managing Director of SCC HOLD, which is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 212,860
8

SHARED DISPOSITIVE POWER
600,515 shares of which 472,972 shares are directly held by SCC I, 54,346 shares are directly held by SCC PTRS I and 73,197 shares are directly held by SCC PRIN I.  NS is a Managing Director of SCC HOLD, which is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 813,375
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 921564100 13 G Page 13 of 18 Pages

ITEM 1.

(a)

Name of Issuer:

VanceInfo Technologies, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100193

People’s Republic of China

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital Growth Fund III, L.P.

Sequoia Capital Growth Partners III, L.P.

Sequoia Capital Growth III Principals Fund

SCGF III Management, LLC

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

Sequoia Capital China Management I, L.P.

SC China Holding Limited

Max Wealth Enterprises Limited

Nan Peng Shen

SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.  SCC MGMT I is the General Partner of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I. SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS is a Managing Director of SCC HOLD.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

Citizenship:

SCGF III LLC, SCGF III, SCGP III, SCG III PF:  Delaware

SCC MGMT I, SCC I, SCC PTRS I, SCC PRIN I, SCC HOLD:
 Cayman Islands

NS:  Hong Kong SAR

MAX:   British Virgin Islands

(c)

Title of Class of Securities:

Ordinary Shares

(d)

CUSIP Number:

921564100

CUSIP NO. 921564100 13 G Page 14 of 18 Pages

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.   Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☒

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 921564100 13 G Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  9, 2011

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

By:  Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

General Partner of Each

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Sequoia Capital China Management I, L.P., a Cayman Islands exempted limited partnership

By:  SC China Holding Limited, A Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

SC China Holding Limited, A Cayman Islands limited liability company

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Max Wealth Enterprises Limited

By:  /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen

Nan Peng Shen

CUSIP NO. 921564100 13 G Page 16 of 18 Pages

Sequoia Capital Growth Fund III, a Delaware Limited Partnership

Sequoia Capital Growth Partners III, a Delaware Limited Partnership

By:  SCGF III Management, LLC,

their General Partner

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

By:  SCGF III Management, LLC,

Its Managing Member

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

SCGF III Management, LLC

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

CUSIP NO. 921564100 13 G Page 17 of 18 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the ordinary shares of VanceInfo Technologies, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 9, 2011

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

By:  Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

General Partner of Each

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Sequoia Capital China Management I, L.P., a Cayman Islands exempted limited partnership

By:  SC China Holding Limited, A Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

SC China Holding Limited, A Cayman Islands limited liability company

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Max Wealth Enterprises Limited

By:  /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen

Nan Peng Shen

CUSIP NO. 921564100 13 G Page 18 of 18 Pages

Sequoia Capital Growth Fund III, a Delaware Limited Partnership

Sequoia Capital Growth Partners III, a Delaware Limited Partnership

By:  SCGF III Management, LLC,

their General Partner

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

By:  SCGF III Management, LLC,

Its Managing Member

By:  /s/ Douglas Leone

Douglas Leone, Managing Member

SCGF III Management, LLC

By:  /s/ Douglas Leone

Douglas Leone, Managing Member